Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, October 25, 2011	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS THIRD QUARTER RESULTS

Strong Sales and Margin Performance Drive Earnings Growth

DULUTH, GA – October 25 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of $2.1 billion for the third quarter of 2011, an increase of 26.7% compared to net sales of $1.7 billion for the third quarter of 2010. Reported and adjusted net income were $0.87 per share for the third quarter of 2011. These results compare to reported net income of $0.65 per share and adjusted net income, excluding restructuring and other infrequent expenses, of $0.66 per share for the third quarter of 2010. Excluding favorable currency translation impacts of 7.3%, net sales in the third quarter of 2011 increased 19.4% compared to the same period in 2010.

Net sales for the first nine months of 2011 were $6.3 billion, an increase of approximately 32.3% compared to the same period in 2010. Excluding the favorable impact of currency translation of approximately 8.2%, net sales for the first nine months of 2011 increased approximately 24.1% compared to the same period in 2010. For the first nine months of 2011, reported and adjusted net income were $3.04 per share. These results compare to reported net income of $1.41 per share and adjusted net income, excluding restructuring and other infrequent expenses, of $1.43 per share for the first nine months of 2010.

“AGCO’s third quarter sales growth exceeded 20% for the third consecutive quarter, and our cost-focused initiatives produced improved operating margins,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “Attractive farm economics are supporting robust global demand for agricultural equipment, and our third quarter sales were strong across all regions. AGCO’s Europe/Africa/Middle East (EAME) business delivered exceptional performance in the third quarter. With industry demand below peak levels in Western Europe, our EAME region produced record third quarter sales on a constant currency basis. Operating margins improved by over 350 basis points compared to the third quarter of 2010. In addition, AGCO’s free cash flow for the first nine months of 2011 improved over $150 million from the same period in 2010. Our profitability and cash flow are improving, while at the same time we are investing more in our products and plants.”

“Our strategic investments remain focused on improving our margins and growing our business organically. We are also expanding the range of products and services we provide to our farming customers as evidenced by our announced agreement to purchase GSI Holdings. This acquisition provides AGCO a leading position in the grain storage and protein production segments and allows us to further benefit from increases in global grain and food demand. AGCO’s balance sheet also remains strong. Since the acquisition was announced, AGCO’s

CHALLENGER — FENDT — MASSEY FERGUSON — VALTRA

corporate credit ratings have been re-affirmed by the credit rating agencies. GSI’s track record of strong profitably and cash generation improves AGCO’s capacity for investments to support the long-term growth of our business.”

Improved industry conditions in Western Europe resulted in AGCO’s EAME region reporting a sales increase of approximately 38.2% compared to the third quarter of 2010, excluding favorable currency translation impacts. Sales in the North American region improved 10.4% in the third quarter of 2011 compared to the third quarter of 2010, excluding favorable currency translation impacts, primarily due to growth in the professional producers segment. Sales in AGCO’s South American region were relatively flat in the third quarter of 2011 compared to the record third quarter of 2010, excluding favorable currency translation impacts. Weaker sales in Brazil and Argentina were partially offset by stronger industry demand in the South American markets outside of Brazil.

Income from operations during the third quarter of 2011 increased over 50% compared to the third quarter of 2010 due to higher sales and improved gross margins. The combination of increased production levels in Europe and North America, pricing and a richer product mix, partially offset by higher material costs, resulted in improved gross margins. Investments in new product development resulted in increased engineering expenses in the third quarter of 2011 compared to the same period last year. Income from operations for the first nine months of 2011 increased approximately $242.8 million compared to the same period in 2010 also due to an increase in sales and margin improvement.

Market Update

Industry Unit Retail Sales

Nine months ended September 30, 2011	Tractors Change from Prior Year Period	Combines Change from Prior Year Period
North America	+1%	-4%
South America	-4%	+24%
Western Europe	+12%	+38%

North America

Despite uneven weather patterns in North America during the growing season, projected record farm income levels have supported industry demand in North America resulting in strong industry retail sales of tractors and combines. Industry unit retail sales of tractors were up slightly, while industry retail sales of combines were down modestly in the first nine months of 2011 compared to relatively high levels during the same period in 2010. Improvement in the dairy and livestock sector contributed to higher industry unit retail sales of mid-range tractors and hay equipment, both of which increased compared to 2010 levels.

South America

In the first nine months of 2011, South American industry unit retail sales of tractors were down compared to record levels in the same period in 2010. Declines in Argentina and Brazil were mostly offset by strong growth in other South American markets compared to the same period of 2010. Industry unit retail sales in Brazil remained solid due to attractive farm economics and supportive government financing rates that have been extended through the end of 2012.

Western Europe

Despite a mixed harvest across Europe, higher commodity prices and the prospect of improved farm income has significantly strengthened the demand for farm equipment from very low levels in 2010. Industry unit retail sales of both tractors and combines posted double-digit growth rates in the first nine months of 2011 compared to the same period in 2010. The tractor retail sales growth was strongest in Germany, France, Scandinavia and Finland.

“Elevated soft commodity prices, resulting from higher consumption levels, are providing positive support for farm income and for our industry,” stated Mr. Richenhagen. “In Western Europe, harvests are improved from earlier estimates and higher commodity prices have spurred increased industry demand above the weak levels that existed in 2010. Healthy farm economics are driving strong market demand in North America and South America, and our global industry view remains positive for the remainder of 2011.”

Regional Results

AGCO Regional Net Sales (in millions)

	Net sales	% change from 2010	% change from 2010 due to currency translation(1)
Three months ended September 30, 2011
North America	$417.7	11.9%	1.5%
South America	515.7	5.7%	6.2%
Europe/Africa/Middle East	1,054.1	48.7%	10.5%
Rest of World	111.6	27.4%	12.3%

Total	$2,099.1	26.7%	7.3%

Nine months ended September 30, 2011
North America	$1,171.9	14.2%	1.6%
South America	1,423.0	8.4%	8.3%
Europe/Africa/Middle East	3,334.4	53.0%	10.8%
Rest of World	326.1	55.2%	13.9%

Total	$6,255.4	32.3%	8.2%

(1)	See Footnotes for additional disclosure

North America

Capitalizing on strong industry conditions, AGCO’s North American sales increased approximately 12.6% in the first nine months of 2011 compared to the first nine months of 2010, excluding the impact of favorable currency translation. Combines, implements and high horsepower tractors all contributed to the sales growth. Higher sales, the benefit of increased production, and cost control initiatives combined to produce growth in income from operations of $33.7 million during the first nine months of 2011 compared to the same period in 2010.

South America

AGCO’s sales in South America were relatively flat in the first nine months of 2011 compared to the first nine months of 2010 on a constant currency basis. Sales declines in Argentina and Brazil were offset by growth in other South American markets. Income from operations decreased $32.0 million in the first nine months of 2011 compared to the same period in 2010 due primarily to a less favorable geographic sales mix, material and labor cost inflation, and higher engineering and product introduction expenses.

EAME

Reflecting the improved market demand, sales in AGCO’s EAME region increased 42.2% in the first nine months of 2011 compared to the first nine months of 2010, excluding the impact of favorable currency translation. The strongest growth was recorded in Germany, France, Scandinavia and Central Europe. Income from operations increased by $243.6 million in the first nine months of 2011 compared to the same period in 2010. Higher sales and production levels, favorable pricing and a richer mix of products contributed to the improvement.

Rest of World

Net sales in AGCO’s Rest of World segment increased by 41.3% during the first nine months of 2011 compared to the prior year period, excluding the impact of currency translation. Substantial growth in Russia and Eastern Europe compared to depressed 2010 levels, along with growth in Australia, produced most of the increase. Income from operations increased $12.4 million in the first nine months of 2011 compared to the same period in 2010 despite an increase in market development expenses.

Outlook

Higher grain prices driven by globally tight supplies combined with increasing demand from emerging markets and a limited supply of arable land are expected to produce global growth in farm equipment sales in 2011. Strong order backlogs support the expectation that positive year-to-date trends will continue for the balance of the year.

AGCO is targeting reported and adjusted earnings per share of approximately $4.30 for the full year of 2011. Net sales are expected to range from $8.7 billion to $8.8 billion. For the fourth quarter and full year, 2011 operating margins are expected to improve over 2010 levels.

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AGCO will be hosting a conference call with respect to this earnings announcement at 9:00 a.m., Eastern Time, on Tuesday, October 25, 2011. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page in the “Company” section of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, margin improvements, farm economics, industry demand, general economic conditions, the timing of the closing of the GSI acquisitions and its expected impact, grain prices and supply, and emerging markets, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2010. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•

The poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of any decline, and our forward-looking statements reflect merely our best estimates at the current time.

•

A majority of our sales and manufacturing take place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

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Most retail sales of the products that we manufacture are financed, either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During 2011, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the ongoing economic downturn, financing for capital equipment purchases generally has become more difficult and expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•

Both AGCO and our retail finance joint ventures have substantial accounts receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•

We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•

The closing of the acquisition of GSI is dependent upon obtaining required approvals from competitive authorities, the timing and issuance of which are outside our control. In addition, all acquisition, including the acquisition of GSI, involve risk relating to retention of key employees and customers, fulfilling projections prepared by or at the direction of prior ownership and general challenges related to integration.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact results of operations and cash flows.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•

We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•

We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

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We have a substantial amount of indebtedness, and as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

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About AGCO

AGCO, Your Agriculture Company, (NYSE:AGCO), a Fortune 500 company, was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra® and are distributed globally through 2,600 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. AGCO is headquartered in Duluth, GA, USA. In 2010, AGCO had net sales of $6.9 billion. http://www.agcocorp.com.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in millions)

	September 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$455.2	$719.9
Accounts and notes receivable, net	902.9	908.5
Inventories, net	1,603.2	1,233.5
Deferred tax assets	60.0	52.6
Other current assets	200.9	206.5

Total current assets	3,222.2	3,121.0
Property, plant and equipment, net	1,057.8	924.8
Investment in affiliates	344.9	398.0
Deferred tax assets	42.0	58.0
Other assets	110.0	130.8
Intangible assets, net	214.3	171.6
Goodwill	665.4	632.7

Total assets	$5,656.6	$5,436.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$1.0	$0.1
Convertible senior subordinated notes	—	161.0
Securitization facilities	78.6	113.9
Accounts payable	773.5	682.6
Accrued expenses	957.0	883.1
Other current liabilities	89.1	72.2

Total current liabilities	1,899.2	1,912.9
Long-term debt, less current portion	456.2	443.0
Pensions and postretirement health care benefits	221.9	226.5
Deferred tax liabilities	113.3	103.9
Other noncurrent liabilities	113.9	91.4

Total liabilities	2,804.5	2,777.7

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	1.0	0.9
Additional paid-in capital	1,066.8	1,051.3
Retained earnings	2,036.4	1,738.3
Accumulated other comprehensive loss	(283.8)	(132.1)

Total AGCO Corporation stockholders’ equity	2,820.4	2,658.4

Noncontrolling interests	31.7	0.8

Total stockholders’ equity	2,852.1	2,659.2

Total liabilities and stockholders’ equity	$5,656.6	$5,436.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2011	2010
Net sales	$2,099.1	$1,657.4
Cost of goods sold	1,691.3	1,353.6

Gross profit	407.8	303.8

Selling, general and administrative expenses	221.2	170.3
Engineering expenses	67.5	51.4
Restructuring and other infrequent expenses	—	1.2
Amortization of intangibles	4.8	5.0

Income from operations	114.3	75.9

Interest expense, net	3.1	5.8
Other expense, net	7.1	4.9

Income before income taxes and equity in net earnings of affiliates	104.1	65.2

Income tax provision	31.6	14.1

Income before equity in net earnings of affiliates	72.5	51.1

Equity in net earnings of affiliates	12.0	11.1

Net income	84.5	62.2

Net (income) loss attributable to noncontrolling interests	(0.1)	0.1

Net income attributable to AGCO Corporation and subsidiaries	$84.4	$62.3

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.88	$0.67

Diluted	$0.87	$0.65

Weighted average number of common and common equivalent shares outstanding:
Basic	96.4	92.9

Diluted	96.9	95.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2011	2010
Net sales	$6,255.4	$4,728.6
Cost of goods sold	5,003.4	3,879.1

Gross profit	1,252.0	849.5

Selling, general and administrative expenses	622.4	492.1
Engineering expenses	191.6	158.5
Restructuring and other infrequent (income) expenses	(0.7)	3.3
Amortization of intangibles	14.1	13.8

Income from operations	424.6	181.8

Interest expense, net	21.1	23.7
Other expense, net	17.3	9.7

Income before income taxes and equity in net earnings of affiliates	386.2	148.4

Income tax provision	123.4	49.8

Income before equity in net earnings of affiliates	262.8	98.6

Equity in net earnings of affiliates	37.2	36.4

Net income	300.0	135.0

Net (income) loss attributable to noncontrolling interests	(1.9)	0.3

Net income attributable to AGCO Corporation and subsidiaries	$298.1	$135.3

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$3.13	$1.46

Diluted	$3.04	$1.41

Weighted average number of common and common equivalent shares outstanding:
Basic	95.1	92.7

Diluted	97.9	96.0

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$300.0	$135.0

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	110.2	97.7
Deferred debt issuance cost amortization	2.3	2.1
Amortization of intangibles	14.1	13.8
Amortization of debt discount	6.1	11.7
Stock compensation	17.9	8.5
Equity in net earnings of affiliates, net of cash received	(21.7)	(25.3)
Deferred income tax benefit	(3.3)	(14.0)
Other	(1.4)	(0.1)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	49.9	22.0
Inventories, net	(333.6)	(277.2)
Other current and noncurrent assets	(15.5)	(62.0)
Accounts payable	56.9	46.3
Accrued expenses	88.8	28.7
Other current and noncurrent liabilities	(0.2)	16.9

Total adjustments	(29.5)	(130.9)

Net cash provided by operating activities	270.5	4.1

Cash flows from investing activities:
Purchases of property, plant and equipment	(187.2)	(82.8)
Proceeds from sale of property, plant and equipment	0.9	0.5
Purchase of businesses, net of cash acquired	(88.3)	—
Investments in consolidated affiliate, net of cash acquired	(25.0)	—
Investments in unconsolidated affiliates, net	(8.3)	—

Net cash used in investing activities	(307.9)	(82.3)

Cash flows from financing activities:
Repurchase or conversion of convertible senior subordinated notes	(161.0)	(58.1)
Repayment of debt obligations, net	(47.3)	(76.0)
Payment of minimum tax withholdings on stock compensation	(2.5)	(11.1)
Distribution to noncontrolling interest	(1.0)	—
Proceeds from issuance of common stock	0.2	0.2

Net cash used in financing activities	(211.6)	(145.0)

Effect of exchange rate changes on cash and cash equivalents	(15.7)	31.0

Decrease in cash and cash equivalents	(264.7)	(192.2)
Cash and cash equivalents, beginning of period	719.9	651.4

Cash and cash equivalents, end of period	$455.2	$459.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in millions, except per share data)

1.	STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cost of goods sold	$0.4	$0.2	$1.1	$0.5
Selling, general and administrative expenses	6.0	3.0	17.0	8.2

Total stock compensation expense	$6.4	$3.2	$18.1	$8.7

2.	INDEBTEDNESS

Indebtedness at September 30, 2011 and December 31, 2010 consisted of the following:

	September 30, 2011	December 31, 2010
6 7/8% Senior subordinated notes due 2014	$—	$267.7
4 1/2% Senior unsecured term loan due 2016	269.0	—
1 3/4% Convertible senior subordinated notes due 2033	—	161.0
1 1/4% Convertible senior subordinated notes due 2036	181.4	175.2
Securitization facilities	78.6	113.9
Other long-term debt	6.8	0.2

	535.8	718.0
Less: Current portion of long-term debt	(1.0)	(0.1)
1 3/4% Convertible senior subordinated notes due 2033	—	(161.0)
Securitization facilities	(78.6)	(113.9)

Total indebtedness, less current portion	$456.2	$443.0

Holders of the Company’s convertible senior subordinated notes may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of December 31, 2010, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 3/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending December 31, 2010, and, therefore, the Company classified the notes as a current liability. Future classification of the 1 1/4% convertible senior subordinated notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters.

During the nine months ended September 30, 2011, holders of the Company’s 1 3/4% convertible senior subordinated notes converted approximately $161.0 million of principal amount of the notes. The Company issued 3,926,574 shares associated with the $195.9 million excess conversion value of the notes. The Company reflected the repayment of the principal of the notes totaling $161.0 million within “Repurchase or conversion of convertible senior subordinated notes” within the Company’s Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2011.

The Company’s €200.0 million of 6 7/8% senior subordinated notes due April 15, 2014, issued in April 2004, were redeemed at a price of 101.146% of their principal amount on May 2, 2011, in accordance with the redemption provisions of the indenture agreement. The Company funded the redemption of the notes with a new €200.0 million senior unsecured term loan with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland.” The new term loan is due May 2, 2016 and bears interest at a fixed rate of 4 1/2%.

3.	INVENTORIES

Inventories at September 30, 2011 and December 31, 2010 were as follows:

	September 30, 2011	December 31, 2010
Finished goods	$587.6	$422.6
Repair and replacement parts	453.4	432.4
Work in process	166.8	90.2
Raw materials	395.4	288.3

Inventories, net	$1,603.2	$1,233.5

4.	ACCOUNTS RECEIVABLE SALES AGREEMENTS AND SECURITIZATION FACILITIES

At September 30, 2011, the Company’s accounts receivable securitization facilities in Europe had outstanding funding of approximately €58.4 million (or approximately $78.6 million). The Company recognized approximately $78.6 million of accounts receivable sold through its European securitization facilities within the Company’s Condensed Consolidated Balance Sheets as of September 30, 2011, with a corresponding liability equivalent to the funded balance of the facility.

At September 30, 2011, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of substantially all of its wholesale receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its 49% owned U.S. and Canadian retail finance joint ventures. As of September 30, 2011, net cash received from receivables sold under the U.S. and Canadian accounts receivable sales agreements was approximately $414.8 million.

At September 30, 2011, the Company also had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in France, Germany, Denmark, Sweden and Austria to the relevant AGCO Finance entities in those countries. As of September 30, 2011 and December 31, 2010, cash received from receivables sold under these accounts receivable sales agreements in Europe was approximately $216.9 million and $169.2 million, respectively.

The Company’s AGCO Finance retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. The receivables associated with these arrangements are without recourse to the Company. As of September 30, 2011 and December 31, 2010, these retail finance joint ventures had approximately $55.9 million and $50.2 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” and “Interest expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.9 million and $15.6 million during the three and nine months ended September 30, 2011, respectively, compared to $3.9 million and $11.5 million during the three and nine months ended September 30, 2010, respectively.

5.	EARNINGS PER SHARE

The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and nine months ended September 30, 2011 and 2010 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$84.4	$62.3	$298.1	$135.3

Weighted average number of common shares outstanding	96.4	92.9	95.1	92.7

Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.88	$0.67	$3.13	$1.46

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$84.4	$62.3	$298.1	$135.3

Weighted average number of common shares outstanding	96.4	92.9	95.1	92.7
Dilutive stock options, SSARs, performance share awards and restricted stock awards	0.2	0.3	0.3	0.5
Weighted average assumed conversion of contingently convertible senior subordinated notes	0.3	2.6	2.5	2.8

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	96.9	95.8	97.9	96.0

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.87	$0.65	$3.04	$1.41

6.	SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2011 and 2010 are as follows:

Three Months Ended September 30,	North America	South America	Europe/Africa/ Middle East	Rest of World	Consolidated
2011
Net sales	$417.7	$515.7	$1,054.1	$111.6	$2,099.1
Income from operations	15.6	35.4	87.2	8.9	147.1

2010
Net sales	$373.4	$487.7	$708.7	$87.6	$1,657.4
Income from operations	11.9	54.1	33.3	3.0	102.3

Nine Months Ended September 30,	North America	South America	Europe/Africa/ Middle East	Rest of World	Consolidated
2011
Net sales	$1,171.9	$1,423.0	$3,334.4	$326.1	$6,255.4
Income from operations	48.3	106.7	338.3	22.0	515.3

2010
Net sales	$1,026.4	$1,313.2	$2,178.9	$210.1	$4,728.6
Income from operations	14.6	138.7	94.7	9.6	257.6

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Segment income from operations	$147.1	$102.3	$515.3	$257.6
Corporate expenses	(22.0)	(17.2)	(60.3)	(50.5)
Stock compensation expense	(6.0)	(3.0)	(17.0)	(8.2)
Restructuring and other infrequent (expenses) income	—	(1.2)	0.7	(3.3)
Amortization of intangibles	(4.8)	(5.0)	(14.1)	(13.8)

Consolidated income from operations	$114.3	$75.9	$424.6	$181.8

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended September 30, 2011 and 2010 (in millions, except per share data):

	Three months ended September 30,
	2011			2010
	Income From Operations	Net Income(1)	Earnings Per Share(1)	Income From Operations	Net Income(1)	Earnings Per Share(1)
As adjusted	$114.3	$84.4	$0.87	$77.1	$63.1	$0.66
Restructuring and other infrequent expenses(2)	—	—	—	1.2	0.8	0.01

As reported	$114.3	$84.4	$0.87	$75.9	$62.3	$0.65

(1)	Net income and earnings per share amounts are after tax.
(2)

The restructuring and other infrequent expenses recorded during the third quarter of 2010 related primarily to severance costs associated with the Company’s rationalization of its operations in Denmark and France.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the nine months ended September 30, 2011 and 2010 (in millions, except per share data):

	Nine months ended September 30,
	2011			2010
	Income From Operations	Net Income(1)	Earnings Per Share(1)	Income From Operations	Net Income(1)	Earnings Per Share(1)
As adjusted	$423.9	$297.6	$3.04	$185.1	$137.7	$1.43
Restructuring and other infrequent (income) expenses(2)	(0.7)	(0.5)	—	3.3	2.4	0.02

As reported	$424.6	$298.1	$3.04	$181.8	$135.3	$1.41

(1)	Net income and earnings per share amounts are after tax.
(2)

The restructuring and other infrequent income recorded during the first nine months of 2011 related primarily to a reversal of approximately $0.9 million of previously accrued legally required severance payments associated with the rationalization of the Company’s French operations. The restructuring and other infrequent expenses recorded during the first nine months of 2010 related primarily to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Spain, Finland and France.

This earnings release discloses the percentage change in regional net sales due to currency translation. The following is a reconciliation of net sales for the three months ended September 30, 2011 at actual exchange rates compared to 2010 adjusted exchange rates (in millions, except percentages):

	Three Months Ended September 30,		% change from 2010 due to currency translation
	2011 at Actual Exchange Rates	2011 at Adjusted Exchange Rates (1)
North America	$417.7	$412.2	1.5%
South America	515.7	485.6	6.2%
Europe/Africa/Middle East	1,054.1	979.6	10.5%
Rest of World	111.6	100.8	12.3%

Total	$2,099.1	$1,978.2	7.3%

(1)	Adjusted exchange rates are 2010 exchange rates.

The following is a reconciliation of net sales for the nine months ended September 30, 2011 at actual exchange rates compared to 2010 adjusted exchange rates (in millions, except percentages):

	Nine Months Ended September 30,		% change from 2010 due to currency translation
	2011 at Actual Exchange Rates	2011 at Adjusted Exchange Rates (1)
North America	$1,171.9	$1,155.6	1.6%
South America	1,423.0	1,314.4	8.3%
Europe/Africa/Middle East	3,334.4	3,098.6	10.8%
Rest of World	326.1	296.8	13.9%

Total	$6,255.4	$5,865.4	8.2%

(1)	Adjusted exchange rates are 2010 exchange rates.

The following is a reconciliation of free cash flow to net cash provided by operating activities for the nine months ended September 30, 2011 and 2010 (in millions):

	2011	2010
Net cash provided by operating activities	$270.5	$4.1
Less:
Capital expenditures	(187.2)	(82.8)

Free cash flow	$83.3	$(78.7)